Exhibit 95

Mine Safety and Health Administration Safety Data

The Company is committed to the safety of its employees and in achieving a goal of providing a workplace that is incident free. In achieving this goal the company has in place health and safety programs that include regulatory-based training, accident prevention, workplace inspection, emergency preparedness response, accident investigations and program auditing. These programs are designed to comply with regulatory mining-related coking coal safety and environmental standards. Additionally, the programs provide a basis for promoting a best in industry safety practice.

The operation of our mines is subject to regulation by the Mine Safety and Health Administration (“MSHA”)  under the Federal Mine Safety and Health Act of 1977 (“the Mine Act”). MSHA inspects our mines on a continual basis and issues various citations and orders when it believes a violation has occurred under the Mine Act. As required by Section 1503 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, each operator of a coal or other mine is required to include certain mine safety results in its periodic reports filed with the Securities and Exchange Commission. Within this disclosure, we present information regarding certain mining safety and health citations which MSHA has issued with respect to our mining operations. In evaluating this information, consideration should be given to facts such as: (i) the number of citations and orders will vary depending on the size of the coal mine, (ii) the number of citations issued will vary from inspector to inspector and mine to mine, and (iii) citations and orders can be contested and appealed, and in that process, are sometimes dismissed and remaining citations are often reduced in severity and amount.

During the quarter ended March 31, 2012 none of the Company’s mining complexes received written notice from MSHA of (i) a pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of coal or other mine health or safety hazards under section 104(e) or (ii) the potential to have such a pattern.

The table below presents the total number of specific citations and orders issued by MSHA to Walter Energy Inc. and its subsidiaries, together with the total dollar value of the proposed MSHA civil penalty assessments received during the quarter ended March 31, 2012.  The second table presents legal actions pending before the Federal Mine Safety and Health Review Commission for each of our mining complexes that had pending legal actions during the quarter ended March 31, 2012.

Mining Complex(1) (3)	Section 104 S&S Citations	Section 104(b) Orders	Section 104(d) Citations and Orders	Section 110(b)(2) Violations	Section 107(a) Orders	Proposed MSHA Assessments(2) ($ in thousands)	Fatalities

JWR No. 4	28	—	5	—	2	119.4	—
JWR No. 3	—	—	—	—	—	0.1	—
JWR North River	18	—	—	—	—	101	—
JWR No. 7	55	—	—	—	—	141.4	—
JWR Central Shop	—	—	—	—	—	0.9	—
JWR Central Supply	—	—	—	—	—	—	—
Taft Reid School	—	—	—	—	—	—	—
TRI East Brookwood	—	—	—	—	—	—	—
TRI Highway 59	—	—	—	—	—	—	—
TRI Swann’s Crossing	—	—	—	—	—	2.5	—
Atlantic Leaseco King Coal 1 Mine	—	—	—	—	—	—	—
Atlantic Leaseco King Coal 1 Prep Plant	1	—	—	—	—	—	—
Atlantic Leaseco Black Pearl	—	—	—	—	—	—	—
Atlantic Leaseco Cowen Loadout	—	—	—	—	—	—	—
Maple Coal Maple Eagle No. 1	25	—	2	—	—	200	—
Maple Coal Maple Prep Plant	—	—	—	—	—	0.1	—
Maple Coal Huffman Sycamore SM	—	—	—	—	—	0.2	—

(1)          MSHA assigns an identification number to each coal mine and may or may not assign separate identification numbers to related facilities such as preparation plants. We are providing the information in the table by mining complex rather than MSHA identification number because we believe that this presentation is more useful to investors. For descriptions of each of these mining operations, please refer to the descriptions under Item 1. Description of Business, in Part 1 of our Annual Report on Form-10K for the fiscal year ended December 31, 2011. Idle facilities are not included in the table above unless they received a citation, order or assessment by MSHA during the current quarterly reporting period or are subject to pending legal actions.

(2)          Amounts listed under this heading include proposed assessments received from MSHA in the current annual reporting period for alleged violations, regardless of the issuance date of the related citation or order.

(3)          The table includes references to specific sections of the Mine Act as follows:

•                  Section 104(a) Citations include citations for health or safety standards that could significantly and substantially contribute to serious injury if left unabated.

•                  Section 104(b) Orders represent failures to abate a citation under 104(a) within the period of time prescribed by MSHA and that the period of time prescribed for the abatement should not be further extended. This results in an order of immediate withdrawal from the area of the mine affected by the condition until MSHA determines that the violation has been abated.

•                  Section 104(d) Citations and Orders are for unwarrantable failure to comply with mandatory health and safety standards where such violation is of such a nature as could significantly or substantially contribute to the cause and effect of a coal or other mine safety or health hazard.

•                  Section 110(b)(2) Violations are for flagrant violations.

•                  Section 107(a) Orders are for situations in which MSHA determined an imminent danger existed.

Mining Complex Legal Actions(1)	Pending as of March 31, 2012	Initiated During 1Q 2012	Resolved During 1Q 2012

JWR No. 4

29 CFR Part 2700, Subpart B	7	1	2
29 CFR Part 2700, Subpart C	33	4	9

JWR No. 5

29 CFR Part 2700, Subpart C	1	—	—

JWR No. 7

29 CFR Part 2700, Subpart B	11	—	2
29 CFR Part 2700, Subpart C	44	3	6
29 CFR Part 2700, Subpart H	2	2	1

JWR North River

29 CFR Part 2700, Subpart B	8	—	—
29 CFR Part 2700, Subpart C	23	3	—

Taft Reid School

29 CFR Part 2700, Subpart C	1	—	—

TRI East Brookwood

29 CFR Part 2700, Subpart C	1	—	—

Atlantic Leaseco King Coal 1 Mine

29 CFR Part 2700, Subpart C	—	—	2

Mining Complex Legal Actions(1)	Pending as of March 31, 2012	Initiated During 1Q 2012	Resolved During 1Q 2012

Atlantic Leaseco Black Pearl

29 CFR Part 2700, Subpart C	16	3	—

Maple Coal Maple Eagle No. 1

29 CFR Part 2700, Subpart B	23	—	—
29 CFR Part 2700, Subpart C	32	4	5

Maple Coal Maple Prep Plant

29 CFR Part 2700, Subpart C	1	—	—

Maple Coal Huffman Sycamore SM

29 CFR Part 2700, Subpart C	1	—	—

(1)          Effective January 27, 2012, SEC adopted amendments to its rules to implement Section 1503 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “final rule”.)  The final rule modified previous reporting requirements and requires that the total number of legal actions pending before the Federal Mine Safety and Health Review Commission (FMSHRC) as of the last day of the time period covered by the report be categorized according to type of proceeding, in accordance with the categories established in the Procedural Rules of FMSHRC.  SEC rules require that six different categories of pending legal actions be disclosed.  Categories for which there is no pending litigation for the respective mine are not listed in the table.  The types of proceedings are listed as follows:

•                  “29 CFR Part 2700, Subpart B” These legal actions include proceedings initiated under FMSHRC Procedural Rule 29 CFR Part 2700, Subpart B such as contests of citations and orders filed prior to receipt of a proposed penalty assessment from MSHA, contests related to orders for which penalties are not assessed (such as imminent danger orders under Section 107 of the Mine Act), and emergency response plan dispute proceedings.

•                  “29 CFR Part 2700, Subpart C” These legal actions include proceedings initiated under FMSHRC Procedural Rule 29 CFR Part 2700, Subpart C and are contests of citations and orders after receipt of proposed penalties.

•                  “29 CFR Part 2700, Subpart D” These legal actions include proceedings initiated under FMSHRC Procedural Rule 29 CFR Part 2700, Subpart D and are complaints for compensation, which are cases under section 111 of the Mine Act.

•                  “29 CFR Part 2700, Subpart E” These legal actions include proceedings initiated under FMSHRC Procedural Rule 29 CFR Part 2700, Subpart E and are complaints of discharge, discrimination or interference and temporary reinstatement under section 105 of the Mine Act.

•                  “29 CFR Part 2700, Subpart F” These legal actions include proceedings initiated under FMSHRC Procedural Rule 29 CFR Part 2700, Subpart F such as applications for temporary relief under section 105(b)(2) of the Mine Act from any modification or termination of any order issued thereunder, or from any order issued under section 104 of the Mine Act (other than citations issued under section 104(a) or (f) of the Mine Act).

•                  “29 CFR Part 2700, Subpart H” These legal actions include proceedings initiated under under FMSHRC Procedural Rule 29 CFR Part 2700, Subpart H and are appeals of judges’ decisions or orders to FMSHRC, including petitions for discretionary review and review by FMSHRC on its own motion.